UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2016

LifeLock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35671	56-2508977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway, Suite 400

Tempe, Arizona 85281

(Address of principal executive offices, including zip code)

(480) 682-5100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2016, LifeLock, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Symantec Corporation (“Parent”) and L1116 Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

The Board of Directors of the Company unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote in favor of adoption of the Merger Agreement.

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding as of immediately prior to the effective time (other than shares held by (1) Parent, Merger Sub, the Company (including shares held in treasury) or their respective subsidiaries; and (2) stockholders who have properly and validly exercised and perfected appraisal rights under Delaware law) will be cancelled and automatically converted into the right to receive cash in an amount equal to $24.00, without interest thereon (the “Per Share Amount”). In addition, subject to certain exceptions, unvested option awards and unvested restricted stock unit awards will be converted (pursuant to an exchange ratio determined based on Parent’s stock price at closing) into corresponding awards that are subject to shares of Parent common stock, with generally the same terms and conditions applicable to the original awards. All shares of Common Stock underlying vested option awards and vested restricted stock unit awards will be converted into the right to receive the Per Share Amount (or, in the case of an option award, the spread between the Per Share Amount and the applicable exercise price).

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the effective time of the Merger, each restricted stock unit and stock option that is held by members of the Company’s Board of Directors who are not employees of the Company and that are outstanding immediately prior to the closing of the Merger, shall, to the extent not already vested, become vested in full and shall be converted into the right to receive the Per Share Amount.

Consummation of the Merger is subject to certain conditions, including (1) the receipt of the necessary approval from the Company’s stockholders; (2) the expiration or termination of any waiting periods under the Hart-Scott-Rodino Act; and (3) the absence of any law or order restraining, enjoining or otherwise prohibiting consummation of the Merger. Each of Parent’s and the Company’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (1) subject to specific standards, the accuracy of the representations and warranties of the other party; (2) performance in all material respects by the other party of its obligations under the Merger Agreement; and (3) in the case of Parent only, the absence of a material adverse effect with respect to the Company.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the closing of the Merger. The Company is also subject to customary restrictions on its ability to solicit acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the Merger from the Company’s stockholders, the solicitation restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain circumstances, to provide information to, and enter into discussions or negotiations with, third parties with respect to an acquisition proposal if the Company’s Board of Directors determines in good faith that such acquisition proposal either constitutes, or is reasonably expected to lead to, a superior proposal and that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for the Company and Parent. The Company will be required to pay Parent a termination fee of $87.5 million if the Merger Agreement is terminated by (1) Parent if the

Company’s Board of Directors withholds, withdraws, amends, qualifies or modifies, or publicly proposes to withhold, withdraw, amend, qualify or modify, its recommendation of the Merger; or (2) the Company in connection with the Company accepting a superior proposal prior to the receipt of approval of the Merger from the Company’s stockholders. The termination fee will also be payable in certain circumstances if the Merger Agreement is terminated and prior to such termination (but after the date of the Merger Agreement) an acquisition proposal is made or renewed and publicly disclosed and within one year after such termination of the Merger Agreement, the Company consummates an acquisition transaction or enters into a definitive agreement providing for an acquisition transaction and such acquisition transaction is subsequently consummated (whether such consummation occurs before or after the one-year anniversary of such termination).

In connection with the execution of the Merger Agreement, Parent has entered into a form of support agreement (the “Support Agreement”) with Hilary Schneider, Todd Davis, Bessemer Venture Partners and David Cowan. The Support Agreement provides that the signatories thereto will generally vote their shares of Common Stock in favor of adoption of the Merger Agreement. The Support Agreement terminates on the earlier of the termination of the Merger Agreement in accordance with its terms and the effective time.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1, and is incorporated into this report by this reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to CEO Performance-Based Restricted Stock Agreement

On November 20, 2016, the Compensation Committee of the Company’s Board of Directors approved an amendment to the Performance-Based Restricted Stock Award Agreement with Hilary Schneider, dated February, 18, 2016. The amendment provides that, contingent upon the closing of the Merger, the portion of the shares of restricted stock subject to fiscal year 2017 and fiscal year 2018 revenue-based performance goals shall become vested upon, and subject to the closing of, the Merger, based on target level performance, up to a maximum of 99,998 total shares of Common Stock.

Amendment to Certain Named Executive Officer Employment Agreements

On November 20, 2016, the Compensation Committee of the Company’s Board of Directors approved the terms of amendments, which are contingent on the closing of the Merger, to the employment agreements with each of Hilary Schneider, Chief Executive Officer and President, Todd Davis, Executive Vice Chairman and Doug Jeffries, Chief Financial Officer and Chief Administrative Officer to extend the term of severance protection period (referred to as the “Protected Period,” under each of their employment agreements), from 12 months following the closing of the Merger to 18 months following the closing of the Merger.

Item 8.01	Other Events.

On November 20, 2016, the Company and Parent issued a joint press release announcing the entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 20, 2016, by and among LifeLock, Inc., Symantec Corporation and L1116 Merger Sub, Inc.*

99.1	Joint Press Release of Symantec Corporation and LifeLock, Inc. dated November 20, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. LifeLock, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

***

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.

By:	/s/ Douglas Jeffries
Douglas Jeffries
Chief Financial Officer and Chief Administrative Officer

Date: November 21, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 20, 2016, by and among LifeLock, Inc., Symantec Corporation and L1116 Merger Sub, Inc.*

99.1	Joint Press Release of Symantec Corporation and LifeLock, Inc. dated November 20, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. LifeLock, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.